As filed with the Securities and Exchange Commission on May 5, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EVO Payments, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or other jurisdiction of incorporation or organization)	82-1304484 (I.R.S. Employer Identification No.)
Ten Glenlake Parkway
South Tower, Suite 950
Atlanta, Georgia 30328
(770) 336-8463
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James G. Kelly
Chief Executive Officer
EVO Payments, Inc.
Ten Glenlake Parkway
South Tower, Suite 950
Atlanta, Georgia 30328
(770) 336-8463
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With Copies to:
Kelli E. Sterrett Executive Vice President and General Counsel EVO Payments, Inc. Ten Glenlake Parkway South Tower, Suite 950 Atlanta, Georgia 30328 (770) 336-8463	Keith M. Townsend Zachary L. Cochran King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309 (404) 572-4600

Approximate date of commencement of proposed sale to the public:   From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS
EVO Payments, Inc.
CLASS A COMMON STOCK

We may, from time to time, in one or more offerings, offer and sell shares of our Class A common stock, par value $0.0001 per share (the “Class A common stock”), as described in this prospectus. In addition, selling stockholders as may be named in one or more prospectus supplements may offer and sell, from time to time and in one or more offerings, shares of our Class A common stock. The specific amount, price and terms of the offers and sales of shares of Class A common stock will be determined at the time of any offering and set forth in the applicable prospectus supplement. The applicable prospectus supplement will also contain information, where applicable, about certain federal income tax consequences relating to, and any listing on a securities exchange of, the shares of Class A common stock covered by such prospectus supplement. You should read this prospectus, any prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in our securities.
The shares of our Class A common stock may be offered directly by us or any selling stockholders, through agents designated from time to time or to or through one or more underwriters or dealers or directly to purchasers, on a continuous or delayed basis. If any agents, dealers or underwriters are involved in the sale of any of shares of Class A common stock, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us, any selling stockholders and them, as applicable, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information. This prospectus may not be used for the sale of shares of our Class A common stock unless accompanied by a prospectus supplement describing the method and terms of the offering of such shares.
Our Class A common stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “EVOP.”

Investing in our Class A common stock involves risks. You should carefully consider the risks described under “Risk Factors” on page 3 of this prospectus, as well as in the applicable prospectus supplement, any related free writing prospectus and any other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of our Class A common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2022.

Except as otherwise indicated or required by the context, references to:
•
“EVO,” “we,” “us,” “our,” the “Company” and similar references refer (1) on or prior to the completion of the Reorganization Transactions, including our initial public offering, to EVO, LLC and, unless otherwise stated, all of its direct and indirect subsidiaries, and (2) following the consummation of the Reorganization Transactions, including our initial public offering, to EVO, Inc., and, unless otherwise stated, all of its direct and indirect subsidiaries, including EVO, LLC.

•
“EVO, Inc.” refers to EVO Payments, Inc., a Delaware corporation, and, unless otherwise stated, all of its direct and indirect subsidiaries.

•
“EVO, LLC” refers to EVO Investco, LLC, a Delaware limited liability company, and, unless otherwise stated, all of its direct and indirect subsidiaries.

•
“EVO LLC Agreement” refers to the second amended and restated limited liability company agreement, dated as of May 22, 2018, by and between EVO, LLC and the Continuing LLC Owners, as amended.

•
“Blueapple” refers to Blueapple, Inc., a Delaware S corporation, which is controlled by entities affiliated with our founder and Chairman of our board of directors, Rafik R. Sidhom.

•
“Continuing LLC Owners” refers collectively to the remaining holders of LLC Interests (other than EVO, Inc.), which includes Blueapple, MDP, and certain of our executive officers and our current and former employees.

•
“IPO” refers to our initial public offering, which was completed on May 25, 2018, of 16,100,000 shares of our Class A common stock at a public offering price of $16.00 per share.

•
“LLC Interests” refers to the single class of common membership interests of EVO, LLC.

•
“MDP” refers to entities controlled by Madison Dearborn Partners, LLC.

•
“Reorganization Transactions” refers to the series of reorganization transactions that were undertaken in connection with our initial public offering to implement our “Up-C” capital structure.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed as a “well-known seasoned issuer,” or “WKSI,” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) using the “automatic shelf” registration process. Under this process, we and any selling stockholders to be named in a prospectus supplement, or an amendment to the registration statement of which this prospectus is a part, may offer and sell the shares of our Class A common stock described in this prospectus, from time to time, in one or more offerings, in any manner described below under the heading “Plan of Distribution.” We may provide a prospectus supplement containing specific information about the terms of a particular offering or file an amendment to the registration statement of which this prospectus is a part. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. Any prospectus supplement or any related free writing prospectus that we authorize to be provided to you may add, update or change information in this prospectus or in any documents that we have incorporated by reference in this prospectus. If the information in this prospectus is inconsistent with the information in any applicable prospectus supplement, any applicable amendment or any applicable free writing prospectus, you should rely on the information in that prospectus supplement, amendment or free writing prospectus; provided, that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus or any prospectus supplement or any applicable free writing prospectus — the statement in the document having the later date modifies or supersedes the earlier statement. Before making an investment in our Class A common stock, you should read both this prospectus and, if applicable, any prospectus supplement or any free writing prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See “Where You Can Find More Information” for more information.
Neither we nor any selling stockholders have authorized anyone to provide you with information other than that contained in this prospectus or in any accompanying prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We and any selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus or any accompanying prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of our Class A common stock other than the registered shares to which they relate, and this prospectus or any accompanying prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy shares of our Class A common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or shares of our Class A common stock are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed.

OUR COMPANY
Founded in 1989, we are a global merchant acquirer and payment processor servicing more than 550,000 merchants and processing approximately 4.2 billion transactions annually. We help enable electronic commerce globally with local operations in 12 countries and the ability to serve over 50 markets around the world. We differentiate ourselves from our competitors through (1) a highly productive and scaled sales distribution network, including exclusive global financial institution and tech-enabled referral partnerships, (2) our three proprietary, in-house processing platforms that are connected by a single point of integration, and (3) a comprehensive suite of payment and commerce solutions, including integrated software, at the physical point-of-sale, eCommerce, and business-to-business solutions. We believe these points of differentiation allow us to deliver strong organic growth, increase market share, and attract additional relationships with financial institutions, technology companies, and other strategic partners.
We are focused on delivering products and services that provide the most value and convenience to our merchants and their customers. Our payment and commerce solutions consist of our core proprietary products and services, value-added solutions, as well as services that we enable through technical integrations with third-party providers. Our global footprint and ease of integration attract new partner relationships, allowing us to develop a robust integrated solutions partner network and positioning us to stay ahead of major trends in each of our markets.
We operate three proprietary, in-house processing platforms, all connected via our EVO Snap solution and each supporting a different geographic region. EVO Snap provides a technical connection to our regional processing systems and a central point of integration for all third-party product partners. Importantly, our platforms allow us to address the unique needs of specific payments markets and to control the entire customer experience. In-house processing also allows us to directly address merchant and regulatory concerns regarding the flow of cardholder data and other sensitive information. Our proprietary systems provide scale efficiencies which minimize our variable costs as merchant counts and transaction volumes increase.
Due to our broad distribution, diversified product offering, leading tech-enabled solutions, and client service, we are able to build strong relationships with our merchants and referral partners. These merchants rely on our product offerings, including our payment processing, on-boarding, underwriting, technical support, secure infrastructure, and settlement services, and our technology is often heavily embedded in our merchants’ infrastructure.
As an intermediary between merchants and card networks, we collect a series of fees primarily driven by the number, type, and value of transactions processed. These merchant service fees are then split into three components: (1) fees remitted to the financial institution that issued the card (interchange), (2) fees remitted to the card networks, and (3) fees retained by EVO. The allocation of these three components vary greatly based on a number of factors, including merchant size, merchant industry, merchant location, type of card, and type of transaction (e.g., card present and card-not-present). In addition, we generate fees for products and services provided to capture transactions, value-added services and more advanced technology solutions that we provide to our merchants.

RISK FACTORS
An investment in our Class A common stock involves risks. You should carefully consider the information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q and periodic reports the Company has filed and may file with the SEC from time to time under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as well as the other information contained in or incorporated by reference in this prospectus or in any applicable prospectus supplement, before purchasing shares of our Class A common stock. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. If any of those risks are realized, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our Class A common stock could decline, and you could lose part or all of your investment.

SELLING STOCKHOLDERS
We may register the shares of our Class A common stock for resale by certain selling stockholders. Information about selling stockholders, where applicable, including their identities, the number of shares of Class A common stock registered and offered on their behalf, their beneficial ownership and their relationship with us will be set forth in a prospectus supplement or in a post-effective amendment. No selling stockholder may sell any shares of our Class A common stock pursuant to this prospectus until we have identified such selling stockholder and the shares being offered for resale by such selling stockholder in a subsequent prospectus supplement or in a post-effective amendment. However, selling stockholders may sell or transfer all or a portion of their shares of our Class A common stock pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes important terms of our capital stock and is qualified in its entirety by reference to our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”), which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware General Corporation Law (“DGCL”). This summary does not purport to be complete and may not contain all the information that is important to you.
Our certificate of incorporation authorizes the issuance of 286 million shares of capital stock, including 200 million shares of Class A common stock par value $0.0001 per share, 40 million shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”), 4 million shares of Class C common stock, par value $0.0001 per share (the “Class C common stock”), 32 million shares of Class D common stock, par value $0.0001 per share (the “Class D common stock”), and 10 million shares of preferred stock, par value $0.0001 per share (the “preferred stock”).
Prior to May 25, 2021, the Company had four class of common stock outstanding: our Class A common stock, Class B common stock, Class C common stock and Class D common stock. On May 25, 2021, pursuant to the Company’s certificate of incorporation, all outstanding shares of Class B common stock were automatically cancelled for no consideration, and each outstanding share of Class C common stock was automatically converted into one share of Class D common stock. As a result, following May 25, 2021 and as of the date of this prospectus, no shares of our Class B common stock or Class C common stock remain outstanding.
Holders of shares of our Class A common stock and Class D common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to our Class A common stock.
Class D Common Stock
Holders of shares of our Class D common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, with the number of shares of Class D common stock held by each holder being equivalent to the number of LLC Interests held by such holder.
Our Class D common stock is non-transferable, other than in connection with a transfer of LLC Interests to a permitted transferee under the EVO LLC Agreement, in which case a like number of shares of Class D common stock must be transferred to the permitted transferee.
The holders of our Class D common stock do not have cumulative voting rights in the election of directors. Holders of our Class D common stock do not have any right to receive dividends or to receive a distribution upon a dissolution or liquidation or the sale of all or substantially all of our assets. Additionally, holders of shares of our Class D common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class D common stock.
MDP and certain current and former employees own 100% of our outstanding Class D common stock, with the number of shares of Class D common stock held by any such Continuing LLC Owner being equivalent to the number of LLC Interests held by such Continuing LLC Owner. Shares of Class D common stock will only be issued in the future to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by Continuing LLC Owners that are holders of Class D common stock and the number of shares of Class D common stock issued to Continuing LLC Owners. Shares of Class D common stock will be cancelled on a one-for-one basis if we, at the election of a Continuing LLC Owner, redeem or exchange LLC Interests held by such Continuing LLC Owner pursuant to the terms of the EVO LLC Agreement.
Preferred Stock
Our certificate of incorporation permits our board of directors to issue up to 10 million shares of preferred stock from time to time in one or more classes or series and may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.
Series A Convertible Preferred Stock
Our board of directors previously established a series of preferred stock designated as “Series A Convertible Preferred Stock” (the “Series A convertible preferred stock”), comprising 152,250 shares of preferred stock, par value $0.0001 per share. Each share of Series A convertible preferred stock has the powers, designations, preferences, and other rights of the Series A convertible preferred stock as are set forth in the Certificate of Designations of the Series A convertible preferred stock filed by the Company with the Delaware Secretary of State on April 21, 2020 (the “Certificate of Designations”).
The Series A convertible preferred stock ranks senior to our Class A common stock with respect to dividends and distributions on liquidation, winding-up and dissolution. Holders of shares of Series A convertible preferred stock are entitled to cumulative, paid-in-kind dividends, which are payable semi-annually in arrears by increasing the liquidation preference for each outstanding share of Series A convertible preferred stock. Holders of Series A convertible preferred stock are also entitled to participate in and receive any dividends declared or paid on the Class A common stock on an as-converted basis, and no dividends may be paid to holders of Class A common stock unless full participating dividends are concurrently paid to holders of Series A convertible preferred stock.
The holders of the Series A convertible preferred stock are generally entitled to vote with the holders of the shares of Class A common stock on all matters submitted for a vote to the Class A common stockholders (voting together with the holders of shares of Class A common stock as one class) on an as-converted basis. Additionally, certain matters will require the approval of the holders of two-thirds of the outstanding Series A convertible preferred stock, voting as a separate class, including (1) the authorization, creation, increase in the authorized amount of, or issuance of any class or series of senior or parity equity securities or any security convertible into, or exchangeable or exercisable for, shares of senior or parity equity securities, (2) amendments, modifications or repeal of any provision of the Company’s certificate of incorporation or of the Certificate of Designations that would adversely affect the rights, preferences or voting powers of the Series A convertible preferred stock, and (3) certain business combinations and binding or statutory share exchanges or reclassification involving the Series A convertible preferred stock unless such events do not adversely affect the rights, preferences or voting powers of the Series A convertible preferred stock.

Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
The provisions of the DGCL, and our certificate of incorporation and bylaws, could have the effect of discouraging others from attempting an unsolicited offer to acquire our company. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.
Election and Removal of Directors.   Our board of directors is divided into three classes, with one class subject to reelection in a given year. Our directors may be removed only by the affirmative vote of at least 66 2/3% of all classes of our then-outstanding common stock, voting together as a single class, and only for cause. This system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of our directors.
Authorized but Unissued Capital Stock.   The authorized but unissued shares of our Class A common stock, Class D common stock and preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.
Stockholder Action; Advance Notification of Stockholder Nominations and Proposals.   Our bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. Our certificate of incorporation also requires that special meetings of stockholders be called only by a majority of our board of directors or our Chairman. Additionally, our bylaws provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior to nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. Additionally, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws.   The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or, in addition to any other vote otherwise required by law, the approval by holders of a majority of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class. Additionally, the approval by holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal or to adopt any provision inconsistent with, among others, the “Election and Removal of Directors,” “Exclusive Jurisdiction of Certain Actions,” “Corporate Opportunity Doctrine,” “Amendments to Certificate of Incorporation and Bylaws” and “Business Combinations” provisions described in our certificate of incorporation. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our certificate of incorporation and our bylaws.
No Cumulative Voting.   The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation expressly prohibits cumulative voting.

Exclusive Jurisdiction of Certain Actions.   Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of the company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits the company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Business Combinations.   We have opted out of Section 203 of the DGCL. However, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•
prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Our certificate of incorporation provides that Blueapple, MDP and any of their respective affiliates and any of their respective permitted transferees receiving 15% or more of our outstanding voting stock will not constitute “interested stockholders” for purposes of this provision.
Corporate Opportunity Doctrine.   Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those opportunities presented to our officers, directors, stockholders or affiliates acting in their capacity as our employee or director. Our certificate of incorporation also provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any director or stockholder, other than director or stockholder who is not employed by us or our affiliates acting in their capacity as our director or stockholder who is not employed by us or our affiliates, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (a) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with our certificate of incorporation, (b) we or our subsidiaries, at such time have sufficient financial resources and are legally able to undertake such transaction or opportunity, (c) we have an interest or expectancy in such transaction or opportunity, and (d) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
Limitations of Liability and Indemnification Matters.   Our bylaws limit the liability of our directors to the fullest extent permitted by applicable law and provide that we will indemnify them to the fullest extent permitted by such law. We have also entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new director or executive officer.
Transfer Agent and Registrar.   The transfer agent and registrar for our classes of common stock is Computershare Trust Company N.A.

CERTAIN CONTRACTUAL ARRANGEMENTS WITH CERTAIN STOCKHOLDERS
In connection with our initial public offering and related reorganization, we entered into several agreements to define and regulate the governance and control relationships among us, EVO LLC and certain of our stockholders. The following provides a summary of the material provisions of the agreements discussed. However, these summaries do not purport to be complete, and they are subject to, and qualified in their entirety by reference to, the complete text of the agreements, which are filed as exhibits to the registration statement of which this prospectus forms a part. You should carefully read each agreement discussed.
EVO LLC Agreement
In connection with the IPO, we and the Continuing LLC Owners entered into the EVO LLC Agreement. The EVO LLC Agreement was amended in connection with the issuance of our Series A convertible preferred stock, effective April 21, 2020, to designate a series of convertible preferred units with terms in the aggregate substantially equivalent to the Series A convertible preferred stock.
Appointment as manager.   Under the EVO LLC Agreement, we became a member and the sole manager of EVO LLC. As the sole manager, we are able to control all of the day-to-day business affairs and decision-making of EVO LLC without the approval of any other member. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of EVO LLC and the day-to-day management of EVO LLC’s business. Pursuant to the terms of the EVO LLC Agreement, we cannot, under any circumstances, be removed as the sole manager of EVO LLC except by our election.
Compensation.   We are not entitled to compensation for our services as manager. We are entitled to reimbursement by EVO LLC for fees and expenses incurred on behalf of EVO LLC, including all expenses associated with any offering of shares of our Class A common stock under this prospectus and any prospectus supplement and maintaining our corporate existence.
Distributions.   The EVO LLC Agreement requires “tax distributions” to be made by EVO LLC to its members, as that term is defined in the agreement, except to the extent such distributions would render EVO LLC insolvent or are otherwise prohibited by law, our senior secured credit facility pursuant to our credit agreement dated as of November 1, 2021 (together, our “Senior Secured Credit Facilities”) or any of our future debt agreements. Tax distributions will be made as and when members are required to make estimated payments or file tax returns, which we expect will be approximately on a quarterly basis, to each member of EVO LLC, including us, based on such member’s allocable share of the taxable income of EVO LLC and an assumed tax rate that will be determined by us. For this purpose, the taxable income of EVO LLC, and the members’ allocable share of such taxable income, will be determined without regard to any tax basis adjustments that are personal to any member, including as a result from our deemed or actual purchase of an LLC Interest from the Continuing LLC Owners (as described below under “— Tax Receivable Agreement”). The assumed tax rate that we expect to use for purposes of determining tax distributions from EVO LLC to its members will be the highest combined federal, state, and local tax rate that may potentially apply to any one of EVO LLC’s members, regardless of the actual final tax liability of any such member. We expect EVO LLC may make distributions out of distributable cash periodically to enable us to cover our operating expenses and other obligations, including our obligations under the TRA (as described below under “— Tax Receivable Agreement”), as well as to make dividend payments, if any, to the holders of our Class A common stock, except to the extent such distributions would render EVO LLC insolvent or are otherwise prohibited by law, our Senior Secured Credit Facilities or any of our future debt agreements.
In addition, a final accounting for tax distributions under the EVO LLC Agreement in respect of the taxable income of EVO LLC that ends on the closing date of any offering of shares of our Class A common stock under this prospectus and any prospectus supplement will be made by EVO LLC following consummation of such offering and, based on such final accounting, EVO LLC will make a tax distribution to the Continuing LLC Owners in accordance with the applicable terms of the EVO LLC Agreement to the extent of any shortfall in the amount of tax distributions the Continuing LLC Owners received prior to the closing date of this offering with respect to taxable income of EVO LLC of such fiscal year that will be allocated to the Continuing LLC Owners pursuant to Section 706 of the Internal Revenue Code.

Transfer restrictions.   The EVO LLC Agreement generally does not permit transfers of LLC Interests by members, subject to certain limited exceptions. Any transferee of LLC Interests must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of EVO LLC.
Common unit sale and exchange rights.   The EVO LLC Agreement provides certain sale and exchange rights to the Continuing LLC Owners that entitles each Continuing LLC Owner to have all or a portion of its LLC Interests purchased by us or exchanged for Class A common stock, as applicable, or redeemed by EVO LLC.
Pursuant to the EVO LLC Agreement, upon receipt of a sale notice from Blueapple with respect to its LLC Interests, we will use our commercially reasonable best efforts to pursue a public offering of shares of our Class A common stock and use the net proceeds therefrom to purchase LLC Interests from Blueapple. We may elect, at our option (determined solely by our independent directors (within the meaning of the rules of Nasdaq) who are disinterested), to cause EVO LLC to instead redeem the applicable LLC Interests for cash; provided that Blueapple consents to any election by us to cause EVO LLC to redeem the LLC Interests. Blueapple is not entitled to deliver more than four sale notices in the aggregate that are ultimately settled as purchases of LLC Interests from the net proceeds of a public offering of Class A common stock during any twelve-month period. Any public offerings conducted by MDP pursuant to the exercise of its registration rights pursuant to the Registration Rights Agreement (as described below under “— Tax Receivable Agreement”) where we register shares to purchase LLC Interests from Blueapple also count as sale notices for purposes of this limitation.
Each Continuing LLC Owner (other than Blueapple) has an exchange right providing that, upon receipt of an exchange notice from such Continuing LLC Owner, we will exchange the applicable LLC Interests for newly issued shares of our Class A common stock on a one-for-one basis pursuant to the Exchange Agreement (as described below under “— Exchange Agreement”). Upon our receipt of such an exchange notice, we may elect at our option (determined solely by our independent directors (within the meaning of the rules of Nasdaq) who are disinterested), to cause EVO LLC to instead redeem the applicable LLC Interests for cash; provided that such Continuing LLC Owner consents to any election by us to cause EVO LLC to redeem the LLC Interests. In the event that a Continuing LLC Owner does not consent to an election by us to cause EVO LLC to redeem the LLC Interests, we are required to exchange the applicable LLC Interests for newly issued shares of Class A common stock.
Any LLC Interests purchased from Blueapple following the completion of a public offering of shares of our Class A common stock will be purchased for cash at a price per LLC Interest equal to the price per share of such Class A common stock sold (after deducting underwriting discounts and commissions) in the offering. Any LLC Interests redeemed by EVO LLC from any Continuing LLC Owner will be redeemed at a price per LLC Interest equal to a volume-weighted average market price of one share of our Class A common stock for each LLC Interest (subject to customary adjustments, including for stock splits, stock dividends and reclassifications).
If we elect to cause EVO LLC to redeem LLC Interests in lieu of pursuing a public offering or exchanging LLC Interests for newly issued shares of our Class A common stock, we will offer the other Continuing LLC Owners the right to have their respective LLC Interest redeemed in an amount up to such person’s pro rata share of the aggregate LLC Interests to be redeemed. We are not required to redeem any LLC Interest from Blueapple or any other Continuing LLC Owner in response to a sale notice from Blueapple if we elect to pursue, but are unable to complete, a public offering of shares of our Class A common stock.
Each Continuing LLC Owner’s exchange rights are subject to certain customary limitations, including the absence of any liens or encumbrances on such LLC Interest to be purchased or redeemed. The settlement of a purchase of LLC Interests from Blueapple is subject to the consummation of a public offering generating sufficient net proceeds to us to purchase the applicable LLC Interests, subject to customary cutback provisions. Any Continuing LLC Owner (other than Blueapple) may condition the settlement of any exchange of LLC Interests from such Continuing LLC Owner on the closing of an underwritten offering of the shares of our Class A common stock to be issued in connection with the settlement.

Pursuant to the Registration Rights Agreement described below, MDP has customary registration rights, and all Continuing LLC Owners (other than Blueapple) have customary piggyback registration rights, including piggyback rights with respect to any public offering conducted in response to our receipt of a sale notice from Blueapple. Pursuant to the EVO LLC Agreement, Blueapple also has the right, in connection with any public offering we conduct (including any offering conducted as a result of an exercise by MDP of its registration rights), to request that we use our commercially reasonable best efforts to include shares of our Class A common stock as part of such public offering and use the net proceeds therefrom to purchase a like amount of its LLC Interests. Our requirement to pursue public offerings and purchase of LLC Interests from Blueapple for cash in connection with any offering is subject to customary cutback provisions typical for registration rights agreements.
In addition, we agree under the Registration Right Agreement to maintain a registration statement with respect to the issuance of the Class A common stock to be issued upon exchange of any outstanding LLC Interests pursuant to the exchange rights described above.
Any time we purchase LLC Interests from any Continuing LLC Owner, our ownership of LLC Interests will increase. Whether by purchase or redemption, we are obligated to ensure that at all times the number of LLC Interests that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).
In connection with any purchase or redemption of LLC Interests from a Continuing LLC Owner other than Blueapple, the Continuing LLC Owner is required to surrender a number of shares of our Class D common stock registered in the name of such Continuing LLC Owner, which we will cancel for no consideration on a one-for-one basis with the number of LLC Interests purchased or redeemed.
Maintenance of one-to-one ratio between shares of Class A common stock and LLC Interests.   The EVO LLC Agreement requires EVO LLC to take all actions with respect to its LLC Interests, including reclassifications, distributions, divisions or recapitalizations, to maintain at all times a one-to-one ratio between the number of LLC Interests owned by us and the number of shares of our Class A common stock outstanding. This ratio requirement disregards (i) shares of our Class A common stock under unvested options issued by us, (ii) treasury stock, (iii) preferred stock or other debt or equity securities (including warrants, options or rights) issued by us that are convertible into or exercisable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of EVO LLC, and (iv) prior to their conversion, any shares of Class A common stock issuable upon conversion of our Series A convertible preferred stock. In addition, this Class A common stock ratio requirement disregards all LLC Interests at any time held by any other person, including the Continuing LLC Owners. If we issue, transfer or deliver from treasury stock or purchase shares of Class A common stock in a transaction not contemplated by the EVO LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or purchases, the number of outstanding LLC Interests we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or purchase or redeem any of our Series A convertible preferred stock in a transaction not contemplated by the EVO LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries purchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any purchase or redemption) equity interests in EVO LLC which (in our good faith determination) are in the aggregate substantially equivalent to our Series A convertible preferred stock so issued, transferred, delivered, purchased or redeemed. EVO LLC is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the LLC Interest that is not accompanied by an identical subdivision or combination of our Class A common stock to maintain at all times a one-to-one ratio between the number of LLC Interests owned by us and the number of outstanding shares of our Class A common stock, subject to exceptions.
Issuance of LLC Interests upon exercise of options or issuance of other equity compensation.   Upon the exercise of options issued by us, or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we have the right to acquire from EVO LLC a number of LLC Interests equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of EVO LLC or its subsidiaries, we will make, or be deemed to make, a capital contribution in EVO LLC equal to the aggregate value of such shares of Class A common stock and EVO LLC will issue to us a number of LLC Interests equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of EVO LLC or its subsidiaries, then we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to EVO LLC (or the applicable subsidiary of EVO LLC) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of EVO LLC or its subsidiaries, on each applicable vesting date we will be deemed to have sold to EVO LLC (or such subsidiary) the number of vested shares at a price equal to the market price per share, EVO LLC (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in EVO LLC equal to the purchase price for such shares in exchange for an equal number of LLC Interests.
Dissolution.   The EVO LLC Agreement provides that the unanimous consent of all members holding voting units is required to voluntarily dissolve EVO LLC. In addition to a voluntary dissolution, EVO LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up EVO LLC; (2) second, to pay debts and liabilities owed to creditors of EVO LLC, other than members; (3) third, to pay debts and liabilities owed to members; (4) fourth, to the holders of the convertible preferred units in an amount with respect to each such unit equal to the greater of (a) the sum of the liquidation preference applicable to such unit and any dividends that will have accumulated unpaid on a share of our Series A convertible preferred stock and (b) the amount that would have been received if the preferred units had been converted to LLC Interests on the date of such payment, and (5) fifth, to the members pro-rata in accordance with their respective percentage ownership interests in EVO LLC (as determined based on the number of LLC Interests held by a member relative to the aggregate number of all outstanding LLC Interests).
Amendment.   The EVO LLC Agreement provides that it may be amended or modified by us as the manager. However, no amendment or modification, whether by merger, consolidation or otherwise, (1) to the amendment provisions of the EVO LLC Agreement may be made without the prior written consent of each member of EVO LLC, (2) to any of the terms and conditions of the EVO LLC Agreement that expressly require the approval or action of certain persons may be made without obtaining the consent of the requisite number or specified percentage of such persons who are entitled to approve or take action on such matter, and (3) to any of the terms and conditions of the EVO LLC Agreement may be made without the prior written consent of any member of EVO LLC to the extent such amendment or modification adversely affects the rights or powers of such member or imposes additional obligations on such member.
Indemnification.   The EVO LLC Agreement provides for indemnification by EVO LLC of the manager, members and officers of EVO LLC and EVO LLC’s subsidiaries or affiliates. Under the EVO LLC Agreement, EVO LLC also agrees, subject to certain limitations, to indemnify the Continuing LLC Owners against losses, claims, actions, damages, liabilities and expenses related to any public offering of shares of our Class A common stock where we use the net proceeds therefrom to purchase LLC Interests from the Continuing LLC Owners.
Exchange Agreement
In connection with the completion of the IPO, we entered into an exchange agreement dated as of May 22, 2018 (as amended on November 5, 2018, the “Exchange Agreement”) with the Continuing LLC Owners (other than Blueapple) providing for the exchange of Class A common stock for LLC Interests in accordance with the exchange rights described in “— EVO LLC Agreement — Common unit sale and exchange rights.”

In addition to the exchange rights described above, an affiliate of MDP is the holder of a call option that provides the holder the option to directly or indirectly purchase, from MDCP VI-C, LLC Interests. Pursuant to the Exchange Agreement, the affiliate has the right to require a purchase and simultaneous exercise of all or a portion of the call option by us. The aggregate value of the consideration paid by us to acquire any LLC Interests pursuant to the call option (i.e., the sum of the call option purchase price and the call option exercise price) will be the same as if we had acquired the relevant LLC Interests directly pursuant to the sale and exchange mechanics under the Exchange Agreement and may be paid in either cash or in shares of Class A common stock at our option; provided that if the call option holder does not consent to the receipt of shares of Class A common stock, the request for us to purchase and exercise the call option shall be deemed withdrawn.
Registration Rights Agreement
In connection with the completion of the IPO, we entered into the Registration Rights Agreement, which was amended on April 21, 2020 in connection with the issuance of our Series A convertible preferred stock. The agreement provides MDP with customary demand registration rights that require us to register shares of Class A common stock held by it, including any Class A common stock received upon our exchange of its LLC Interests or conversion of the Series A convertible preferred stock. MDP may exercise these registration rights at any time following the expiration of any related lock-up period. MDP is not entitled to demand registration of shares of Class A common stock it holds or receives in exchange for LLC Interests more than four times during any twelve-month period. The delivery of any sale notice by Blueapple pursuant to the EVO LLC Agreement settled by our undertaking a public offering in which MDP participates also counts as a demand registration for purposes of this limitation.
All Continuing LLC Owners (other than Blueapple) also received customary piggyback registration rights with respect to any public offering by us, including the right to participate on a pro rata basis in any public offering we conduct in response to our receipt of a sale notice from Blueapple.
Director Nomination Agreement
In connection with the IPO, we and MDP entered into a director nomination agreement. This agreement was subsequently amended and restated in connection with MDP’s investment in our Series A convertible preferred stock. As amended and restated, the director nomination agreement provides MDP with the right to designate two directors until MDP no longer holds at least 15% of the voting power of our outstanding voting stock and one director until MDP no longer holds at least 5% of the voting power of our outstanding voting stock. MDP is entitled to designate the replacement of any of its board designees should a designee’s service terminate prior to the end of the director’s term, regardless of MDP’s voting power at the time.
We are required, to the extent permitted by applicable law, to take all necessary action to cause our board of directors and the nominating and corporate governance committee to include such designees in the slate of director nominees for election by our stockholders. MDP’s current designees are Matthew W. Raino, a Group II director, and Vahe A. Dombalagian, a Group III director. Pursuant to the director nomination agreement, we also agreed not to, without MDP’s prior consent, take any action to (1) increase the size of our board of directors to more than nine, (2) declassify our board of directors or (3) amend our bylaws to provide for a voting standard in the election of directors other than plurality voting. MDP provided its consent to increase the size of our board of directors from nine to ten directors, and subsequently from ten to eleven directors.
Tax Receivable Agreement
For purposes of this discussion of the tax receivable agreement dated as of May 25, 2018 (the “TRA”), the Continuing LLC Owners include the MDP affiliate who owns the call option and the MDP affiliate that owns the LLC Interests subject to the call option described above. We used all of the net proceeds from our initial public offering to purchase LLC Interests directly from EVO LLC. We expect to obtain an increase in our share of the tax basis of the assets of EVO LLC from future purchases or redemptions of LLC Interests that result from Continuing LLC Owners exercising their rights to have LLC Interests purchased by us (including through the call option held by an affiliate of MDP as described above) or redeemed by EVO LLC, which we intend to treat, to the extent the law allows, as our direct purchase of LLC Interests from a

Continuing LLC Owner for U.S. federal income and other applicable tax purposes (such basis increases, the “Basis Adjustments”). Any Basis Adjustment will have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities, to the extent we would otherwise have had net taxable income on which we would have been required to pay income tax. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
In connection with the transactions described above, we entered into the TRA with the Continuing LLC Owners that provides for the payment by us to such persons of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the transactions described above, including increases in the tax basis of the assets of EVO LLC attributable to payments made under the TRA and deductions attributable to imputed interest payments pursuant to the TRA. EVO LLC intends to have in effect an election under Section 754 of the Internal Revenue Code effective for each taxable year in which a purchase or redemption of LLC Interests for cash occurs. These tax benefit payments are not conditioned upon one or more of the Continuing LLC Owners maintaining a continued ownership interest in either EVO LLC or us. The Continuing LLC Owners’ rights under the TRA are assignable to permitted transferees of their LLC Interests (other than EVO LLC or us as transferee pursuant to a purchase or redemption of LLC Interests). We will benefit from the remaining 15% of the tax benefits, if any, that we may actually realize.
The actual Basis Adjustments, as well as any amounts paid to the Continuing LLC Owners under the TRA will vary depending on a number of factors, including:
•
the timing of any subsequent purchases or redemptions — for instance, the Basis Adjustments resulting from a purchase or redemption of LLC Interests will depend on the fair market value of LLC Interests at the time of purchase or redemption. Thus, the Basis Adjustment will vary because of fluctuations in fair market value;

•
price of purchases or redemptions — in the case of purchases, the price of shares of our Class A common stock at the time of initial purchases or subsequent purchases, after deducting underwriting discounts and commissions, and in the case of redemptions, the price of shares of our Class A common stock at the time of redemptions, the Basis Adjustments, as well as any related increase in any tax deductions, is directly related to the price of shares of our common stock at the time of the initial purchases or subsequent purchases or redemptions;

•
nature of acquisition of LLC Interests — if an acquisition of LLC Interests is not taxable for any reason, increased tax deductions will not be available. Moreover, taxable acquisitions can lead to different payments under the TRA depending on whether they constitute purchases by EVO Payments, Inc. or redemptions by EVO LLC; and

•
the amount and timing of tax benefits — the TRA generally requires us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the TRA. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the TRA for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the TRA.

For purposes of the TRA, cash tax savings in income tax and franchise tax in lieu of income tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments and had the TRA not been entered into. The amount of state and local taxes that would have been paid in that case will be determined using an estimated rate of tax that approximates the overall state and local tax rate that would have been applied. The TRA generally applies to each of our taxable years, beginning with the first taxable year ending after the consummation of the IPO. There is no maximum term for the TRA; however, the TRA may be terminated by us pursuant to an early termination procedure that requires us to pay the Continuing LLC Owners an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).

The payment obligations under the TRA are obligations of EVO Payments, Inc. and not of EVO LLC. Although the actual timing and amount of any payments that may be made under the TRA will vary, we expect that the payments to the Continuing LLC Owners could be substantial. Any payments made by us to the Continuing LLC Owners under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us or to EVO LLC and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. We anticipate funding payments under the TRA from cash flow from operations of our subsidiaries, available cash and available borrowings under the credit facility.
The TRA provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, or that if, at any time, we elect an early termination of the TRA, then the TRA will terminate and our obligations, or our successor’s obligations, under the TRA would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the TRA. We may elect to completely terminate the TRA early only with the written approval of a majority of our “independent directors” (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the corresponding rules of Nasdaq). The Continuing LLC Owners that are members of our board, are not “independent directors” for this purpose and will not have the ability to cause us to elect an early termination of the TRA.
Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, tax planning, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by a Continuing LLC Owner under the TRA. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the TRA and increase the present value of such payments.
As a result of a change in control or our election to terminate the TRA early, (1) we could be required to make cash payments to the Continuing LLC Owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the TRA, and (2) we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the TRA, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the TRA could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the TRA.
Payments under the TRA are based on tax reporting positions that we take. We will not be reimbursed for any cash payments previously made to the Continuing LLC Owners pursuant to the TRA if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by us to a Continuing LLC Owner will be netted against any future cash payments that we might otherwise be required to make to that Continuing LLC Owner under the terms of the TRA. However, a challenge to any tax benefit initially claimed by us might not arise for a number of years following the initial time of such payment or, even if challenged early, such excess payments may be greater than future cash payments that could be offset under the TRA. As a result, it is possible that we could make cash payments under the TRA that are substantially greater than our actual cash tax savings.
We have full responsibility for, and sole discretion over, all EVO Payments, Inc. tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the Continuing LLC Owners.
Under the TRA, we are required to provide the Continuing LLC Owners with a schedule showing the calculation of payments that are due under the TRA with respect to each taxable year with respect to which a payment obligation arises within 90 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the TRA are generally made to the Continuing LLC Owners within five business days after this schedule becomes final pursuant to the procedures set forth in the TRA, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the TRA will continue to accrue interest at LIBOR plus 500 basis points until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.
As discussed above, actual amounts of payments under the TRA and the timing of such payments will vary and will be determined based on a number of factors, including the timing and nature of future acquisitions of LLC Interests, the price of Class A common stock at the time of each purchase or redemption, the extent to which such purchases or redemptions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the timing and amount of any subsequent asset dispositions. Thus, it is likely that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding payments under the TRA as compared to the estimates set forth above. Payments under the TRA are not conditioned on the Continuing LLC Owners’ continued ownership of us.

PLAN OF DISTRIBUTION
We and any selling stockholder (which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A common stock after the date of this prospectus from a selling stockholder as a gift, pledge, limited liability company or partnership distribution or other transfer) may sell the shares of our Class A common stock under this prospectus in one or more of the following ways (which may involve underwritten offerings on a firm commitment or best efforts basis, cross sales or block transactions) from time to time:
•
to or through one or more underwriters or dealers;

•
in short or long transactions;

•
directly to investors;

•
in market transactions, including transactions on a national securities exchange or quotations;

•
service or over-the-counter market;

•
by distribution to its (or its affiliates’) limited partners, general partners, members or other equityholders;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
through the settlement of short sales (including short sales “against the box”), in each case subject to compliance with the Securities Act and other applicable securities laws;

•
by pledge to secure debts and other obligations;

•
in other ways not involving market makers or established trading markets;

•
through agents; or

•
through a combination of these methods.

There can be no assurance that we or any selling stockholder will sell any or all of the shares of our Class A common stock registered pursuant to the registration statement of which this prospectus or any applicable prospectus supplement forms a part.
If underwriters or dealers are used in the sale, the shares of our Class A common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:
•
in privately negotiated transactions;

•
in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
in one or more transactions at a fixed price or prices, which may be changed from time to time;

•
in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•
at market prices prevailing at the time of sale, or at prices related to those prevailing market prices; or

•
at negotiated prices.

As applicable, we, any selling stockholders and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the shares of our Class A common stock. We will set forth in a prospectus supplement the terms and offering of the shares by us or any selling stockholders, including:
•
the names of any underwriters, dealers or agents;

•
the nature of any material relationship we and/or any selling stockholders may have with any underwriter, dealer or agent;

•
any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•
any discounts or concessions allowed or reallowed or paid to dealers;

•
details regarding over-allotment options under which underwriters may purchase additional shares, if any;

•
the purchase price of the shares being offered and the proceeds we or any selling stockholders will receive from the sale; and

•
the public offering price.

We and any selling stockholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell the shares of our Class A common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use shares pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use shares received from us in settlement of those derivative transactions to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).
We or any selling stockholders may indemnify underwriters, dealers or agents against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers or agents, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates or the selling stockholders, in the ordinary course of business.
A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of our shares of Class A common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus and an applicable prospectus supplement. Such members, partners or stockholders would thereby receive freely tradeable shares of Class A common stock pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell our shares of Class A common stock acquired in the distribution.
We and the selling stockholders may loan or pledge shares of our Class A common stock to a financial institution or other third party that in turn may sell the shares using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our shares or in connection with a simultaneous offering of other shares offered by this prospectus.
Underwriters, Agents and Dealers
If underwriters are used in the sale of our shares of Class A common stock, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The shares may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to conditions precedent and the underwriters will be obligated to purchase all of the shares if they purchase any of the shares. We and any selling stockholders may use underwriters with which or such selling stockholders we have a material relationship and, if so, we will name the underwriter and describe the nature of the relationship in the prospectus supplement.
We and any selling stockholders may sell the shares of our Class A common stock through agents from time to time. When we or any selling stockholders sell shares through agents, the prospectus supplement will name any agent involved in the offer or sale of shares and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
We and any selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our shares of Class A common stock at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.
Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us or any selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us or any selling stockholders and the underwriters, dealers and agents.
We and any selling stockholders may grant underwriters who participate in the distribution of our shares of Class A common stock an option to purchase additional shares to cover overallotments, if any, in connection with the distribution.
Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions in connection with the sale of our shares of Class A common stock. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any shares offered by us or any selling stockholders will identify any such underwriter, dealer or agent and describe any compensation received by them from us and any selling stockholders. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. Selling stockholders will be responsible for any discounts, concessions or commissions attributable to the sale by them of any shares of our Class A common stock.
Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our shares of Class A common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the shares to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We and any selling stockholders make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our shares. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.
Underwriters, broker-dealers or agents who may become involved in the sale of our shares of Class A common stock may engage in transactions with and perform other services for us for which they receive compensation.
Direct Sales
We and any selling stockholders may also sell shares of our Class A common stock directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We and any selling stockholders may also sell shares directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares.
Other Sales
Any selling stockholder may also resell all or a portion of his, her or its shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act provided he, she or it meets the criteria and conforms to the requirements of Rule 144 under the Securities Act, Section 4(a)(1) of the Securities Act or other applicable exemptions, regardless of whether the Class A common stock is covered by the registration statement of which this prospectus forms a part.

VALIDITY OF SECURITIES
Unless otherwise indicated in the prospectus supplement, the validity of the Class A common stock offered hereby will be passed upon for us by King & Spalding LLP.
EXPERTS
The financial statements of EVO Payments, Inc., incorporated by reference in this prospectus, and the effectiveness of EVO Payments, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and reporting requirements of the Exchange Act, and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings, including our registration statement, are available to you, free of charge, on the SEC’s website at http://www.sec.gov. Our SEC filings are also available on our website at https://investor.evopayments.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or of any prospectus supplement.
The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we filed with the SEC prior to the date of this prospectus and that we will file in the future. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed, or will file, separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus. These documents contain or will contain important information about us, our business and our financial performance. The following documents are incorporated by reference into this prospectus, except for any document or portion thereof deemed to be furnished and not filed in accordance with SEC rules:
•
Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 23, 2022;

•
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 4, 2022;

•
The portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2022, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021;

•
The description of our Class A common stock in our Registration Statement on Form 8-A, filed with the SEC on May 22, 2018, as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2021, and including any subsequent amendment or any report filed for the purpose of updating such description; and

•
All future documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of the registration statement of which this prospectus forms a part and prior to the termination of the offering of our shares of Class A common stock covered by this prospectus and any accompanying prospectus supplements.

To the extent that any information contained in any document is furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this prospectus.
The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.
If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328 or by phone at (770) 709-7365. The documents may also be accessed on our website at investor.evopayments.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus or any prospectus supplement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table itemizes the expenses incurred by us in connection with the issuance and registration of the shares of our Class A common stock being registered hereunder. We will pay all of the costs identified below.
Amount to be Paid
SEC Registration Fee	$	*
Printing and Duplicating Expenses	$	**
Accounting Fees and Expenses	$	**
Legal Fees and Expenses	$	**
Miscellaneous Fees and Expenses	$	**
Total	$	**

*
Applicable SEC registration fees have been deferred in accordance with Rules 456(b) and 457(r) of the Securities Act and will be paid at the time of any particular offering under this registration statement and are therefore not estimable at this time.

**
These fees and expenses are incurred in connection with the issuance of shares of our Class A common stock and will vary based on the number of shares offered and number of issuances and, accordingly, are not estimable at this time. An estimate of the aggregate fees and expenses in connection with the issuance and distribution of the shares being offered will be included in the applicable prospectus supplement.

Item 15.   Indemnification of Directors and Officers
Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.
We maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
We have entered into customary indemnification agreements with each of our directors and officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also require us to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.
Item 16.   Exhibits
The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-3:
		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Exhibit No.	Filing Date
1.1#	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of EVO Payments, Inc.	10-Q	3.1	August 10, 2018
3.2	Certificate of Designations of Series A Convertible Preferred Stock of EVO Payments, Inc.	8-K	3.1	April 22, 2020
3.3	Amended and Restated Bylaws of EVO Payments, Inc., effective as of May 25, 2018	S-1/A	3.2	May 7, 2018
4.1	Specimen Stock Certificate for Class A Common Stock of EVO Payments, Inc.	S-1/A	4.1	May 7, 2018
5.1	Opinion of King & Spalding LLP
10.1	Tax Receivable Agreement, dated as of May 25, 2018, by and among EVO Payments, Inc., EVO Investco, LLC and the members of EVO Investco, LLC from time to time party thereto	10-Q	10.1	August 10, 2018
10.2	Second Amended and Restated LLC Agreement of EVO Investco, LLC, dated as of May 22, 2018, by and among EVO Investco, LLC and its members	10-Q	10.2	August 10, 2018
10.3	First Amendment to the Second Amended and Restated Limited Liability Company Agreement of EVO Investco, LLC, effective as of April 21, 2020, by and among EVO Payments, Inc., EVO Investco, LLC and its members	8-K	10.1	April 22, 2020
10.4	Registration Rights Agreement, dated as of May 22, 2018, by and among EVO Payments, Inc., each of the persons listed on Schedules I and II thereto, such other persons that from time to time become parties thereto and Blueapple, Inc.	10-Q	10.3	August 10, 2018
10.5	First Amendment to Registration Rights Agreement, effective as of April 21, 2020, by and among EVO Payments, Inc. and each of the undersigned stockholders of EVO Payments, Inc.	8-K	10.2	April 22, 2020
10.6	Exchange Agreement, dated as of May 22, 2018, by and among EVO Investco, LLC, EVO Payments, Inc., the holders of common units in EVO Investco, LLC and shares of Class C common stock or Class D common stock of EVO Payments, Inc. and the Call Option Holder, as defined therein, from time to time party thereto	10-Q	10.4	August 10, 2018

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Exhibit No.	Filing Date
10.7	Amendment Number One to Exchange Agreement, dated as of November 5, 2018, by and among EVO Investco, LLC, EVO Payments, Inc., the holders of common units in EVO Investco, LLC and shares of Class C common stock or Class D common stock of EVO Payments, Inc. and the Call Option Holder, as defined therein, from time to time party thereto	10-Q	10.1	November 8, 2018
10.8	Amended & Restated Director Nomination Agreement, dated as of April 21, 2020, by and among EVO Payments, Inc., Madison Dearborn Partners, LLC, Madison Dearborn Partners VI-A&C, L.P., Madison Dearborn Capital Partners VI-C, L.P., Madison Dearborn Partners VI-B, L.P., Madison Dearborn Capital Partners VI-B, L.P., Madison Dearborn Capital Partners VI Executive-B, L.P., MDCP VI-C Cardservices Splitter, L.P., MDCP Cardservices LLC, MDCP VI-C Cardservices Blocker Corp., Madison Dearborn Capital Partners VI-A, L.P. and Madison Dearborn Capital Partners VI Executive-A, L.P	8-K	10.3	April 22, 2020
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of King & Spalding LLP (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to the signature page to this Registration Statement)
107	Filing Fee Table

#
To be filed by amendment or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference, if applicable.

Item 17. Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(d)
The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Exchange Act of 1934 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act of 1934 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 5th day of May, 2022.
EVO PAYMENTS, INC.
By:
/s/ James G. Kelly

Name: James G. Kelly
Title: Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints each of James G. Kelly, Thomas E. Panther and Kelli E. Sterrett as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Name	Title	Date
/S/ JAMES G. KELLY James G. Kelly	Chief Executive Officer and Director (principal executive officer)	May 5, 2022
/S/ THOMAS E. PANTHER Thomas E. Panther	Executive Vice President, Chief Financial Officer (principal financial officer)	May 5, 2022
/S/ ANTHONY J. RADESCA Anthony J. Radesca	Senior Vice President, Chief Accounting Officer (principal accounting officer)	May 5, 2022
/S/ RAFIK R. SIDHOM Rafik R. Sidhom	Chairman of the Board and Director	May 5, 2022
/S/ MARK A. CHANCY Mark A. Chancy	Director	May 5, 2022
/S/ VAHE A. DOMBALAGIAN Vahe A. Dombalagian	Director	May 5, 2022
/S/ JOHN S. GARABEDIAN John S. Garabedian	Director	May 5, 2022

Name	Title	Date
/S/ NIKKI T. HARLAND Nikki T. Harland	Director	May 5, 2022
/S/ DAVID W. LEEDS David W. Leeds	Director	May 5, 2022
/S/ LAURA M. MILLER Laura M. Miller	Director	May 5, 2022
/S/ STACEY VALY PANAYIOTOU Stacey Valy Panayiotou	Director	May 5, 2022
/S/ GREGORY S. POPE Gregory S. Pope	Director	May 5, 2022
/S/ MATTHEW W. RAINO Matthew W. Raino	Director	May 5, 2022